Exhibit 99.1

XpresSpa Group Signs Contract with the Port Authority of New York and New Jersey for an XpresCheck™ COVID-19 Testing Facility at Newark Liberty International Airport

Newark Facility Expected to Commence Operations Mid-August

Expansion Follows Successful Pilot Program at JFK International Airport, Which Has Since Expanded Testing to the Traveling Public

NEW YORK, August 13, 2020 - XpresSpa Group, Inc. (Nasdaq: XSPA) (“XpresSpa” or the “Company”), a health and wellness company, today provided a business update related to its objective of pursuing COVID-19 screening and testing in convenient and accessible locations at U.S. airports.

The Company is pleased to announce that it has signed a contract with the Port Authority of New York and New Jersey to provide diagnostic COVID-19 testing at Newark Liberty International Airport through its XpresCheck brand. This signing follows the successful launch in late June of the XpresCheck pilot program at JFK International Airport in the Arrivals Hall at Terminal 4.

The Company is currently building a modular constructed testing facility within Terminal B that will host 6 separate testing rooms with a capacity to administer over 350 tests per day. The Company will begin offering its testing services to airline employees, contractors and workers, concessionaires and their employees, TSA officers, and U.S. Customs and Border Protection agents, but over time, will expand to the traveling public as well. The XpresCheck testing facility at Newark Liberty International Airport is expected to be fully operational the week of August 17th.

Doug Satzman, XpresSpa CEO, stated, "We are thrilled to be launching in Newark Liberty International Airport next week, which will be our second XpresCheck testing facility in the NY Metro area. We are also hopeful that we can bring XpresCheck to additional U.S. airports over time, leveraging our learnings to date in setting up and administering a testing facility so that we can do our part to keep safe those who work in the airline industries as well as travelers.”

Mr. Satzman added, “We began COVID-19 testing at JFK on June 22nd using a ‘soft opening’ approach that enabled us to fine-tune our processes and have since been very encouraged by our traction and building momentum. To bring increased awareness to our JFK testing site, we embarked on a multifaceted marketing campaign targeting both airport employers and employees that has resulted in raising our daily testing volume. Effective August 10th, we also expanded our testing services to the traveling public as we seek to capitalize on airlines beginning to expand their flight schedules and our expectation that airport traffic will increase over the coming months. Additionally, this public testing may help passengers traveling from select states shorten a state-mandated 14 day quarantine.”

As previously disclosed, the Company remains in active discussions with multiple U.S. airports across the country to open new testing centers or convert existing spas to XpresCheck facilities, including NY’s LaGuardia Airport. However, the Company cannot provide assurance that it will be able to convert existing spas or open new centers or otherwise expand its XpresCheck brand on any particular timeline or at all.

About the Port Authority of New York and New Jersey

Founded in 1921, the Port Authority of New York and New Jersey builds, operates, and maintains many of the most important transportation and trade infrastructure assets in the country. The agency’s network of aviation, ground, rail, and seaport facilities is among the busiest in the country, supports more than 550,000 regional jobs, and generates more than $23 billion in annual wages and $80 billion in annual economic activity. The Port Authority also owns and manages the 16-acre World Trade Center site, where the 1,776-foot-tall One World Trade Center is now the tallest skyscraper in the Western Hemisphere. The Port Authority receives no tax revenue from either the State of New York or New Jersey or from the City of New York. The agency raises the necessary funds for the improvement, construction or acquisition of its facilities primarily on its own credit. For more information or for updates from the Portfolio blog, please visit http://www.panynj.gov.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products, with 50 locations in 25 airports globally. Through its XpresTest, Inc. subsidiary, the Company also provides COVID-19 screening and testing under its XpresCheck™ brand at JFK International Airport and is expanding to Newark Liberty International Airport. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com. To learn more about XpresCheck, visit www.XpresCheck.com.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

(203) 682-8253